                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                           INFORMATION TO BE INCLUDED
                         IN STATEMENTS FILED PURSUANT TO

                   RULES 13D-1(b), (c) AND (d) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 3)*

                             VIROPHARMA INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   928241 10 8

--------------------------------------------------------------------------------
                                 (CUSIP Number)


        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Sevin Rosen Fund IV L.P.


2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware           5    SOLE VOTING POWER
         NUMBER OF                0
          SHARES
       BENEFICIALLY          6    SHARED VOTING POWER
       OWNED BY EACH              0
         REPORTING
        PERSON WITH          7    SOLE DISPOSITIVE POWER
                                  0

                             8    SHARED DISPOSITIVE POWER
                                  0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                          [    ]


11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          None


12        TYPE OF REPORTING PERSON*

          PN



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          SRB Associates IV L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]
3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

      NUMBER OF SHARES        5      SOLE VOTING POWER
        BENEFICIALLY                 0
       OWNED BY EACH
         REPORTING            6      SHARED VOTING POWER
        PERSON WITH                  0

                              7      SOLE DISPOSITIVE POWER
                                     0

                              8      SHARED DISPOSITIVE POWER
                                     0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                         [    ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          None


12        TYPE OF REPORTING PERSON*

          PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Jon W. Bayless


2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.


          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     49,180
        BENEFICIALLY
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   0
         PERSON WITH
                               7      SOLE DISPOSITIVE POWER
                                      49,180

                               8      SHARED DISPOSITIVE POWER
                                      0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          49,180

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                            [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .3%

12        TYPE OF REPORTING PERSON*

          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Stephen M. Dow

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.


          NUMBER OF             5            SOLE VOTING POWER
            SHARES                           0
         BENEFICIALLY
        OWNED BY EACH           6            SHARED VOTING POWER
          REPORTING                          63,181
         PERSON WITH
                                7            SOLE DISPOSITIVE POWER
                                             0

                                8            SHARED DISPOSITIVE POWER
                                             63,181

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          63,181

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                          [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .4%

12        TYPE OF REPORTING PERSON*

          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          John V. Jaggers

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

           NUMBER OF             5      SOLE VOTING POWER
            SHARES                      33,889
         BENEFICIALLY
         OWNED BY EACH           6      SHARED VOTING POWER
           REPORTING                    0
          PERSON WITH
                                 7      SOLE DISPOSITIVE POWER
                                        33,889

                                 8      SHARED DISPOSITIVE POWER
                                        0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          33,889

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                             [  ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .2%

12        TYPE OF REPORTING PERSON*

          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Charles H. Phipps

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

        NUMBER OF           5    SOLE VOTING POWER
          SHARES                 49,180
       BENEFICIALLY
         OWNED BY           6    SHARED VOTING POWER
           EACH                  0
        REPORTING
       PERSON WITH          7    SOLE DISPOSITIVE POWER
                                 49,180

                            8    SHARED DISPOSITIVE POWER
                                 0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          49,180

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                         [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .3%

12        TYPE OF REPORTING PERSON*

          IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Jennifer Gill Roberts

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

        NUMBER OF           5    SOLE VOTING POWER
          SHARES                 2,267
       BENEFICIALLY
         OWNED BY           6    SHARED VOTING POWER
           EACH                  0
        REPORTING
       PERSON WITH          7    SOLE DISPOSITIVE POWER
                                 2,267

                            8    SHARED DISPOSITIVE POWER
                                 0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,267

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                            [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than .1%

12        TYPE OF REPORTING PERSON*

          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

                  (a)  Name of Issuer.
                       ---------------

                 ViroPharma Incorporated, a Delaware corporation (the "Issuer").

                  (b)  Address of Issuer's Principal Executive Offices.
                       ------------------------------------------------

                  The Issuer's principal executive offices are located at 76 Great Valley Parkway, Malvern, Pennsylvania 19355.

ITEM 2.
                  (a) Names of Persons Filing.
                      ------------------------

                  This statement is filed by the following persons: (i) Sevin Rosen Fund IV L.P. ("SR IV"); (ii) SRB Associates IV L.P. ("SRB IV"); (iii)
Jon W. Bayless ("Bayless"); (iv) Stephen M. Dow ("Dow"); (v) John V. Jaggers ("Jaggers"); (vi) Charles H. Phipps ("Phipps"); and (vii) Jennifer Gill Roberts ("Roberts").

                  SRB IV is the general partner of SR IV. Bayless, Dow, Jaggers, Phipps and Roberts are the general partners of SRB IV.

                  (b)  Address of Principal Business Office.
                       -------------------------------------

                  The principal business office of each of SR IV, SRB IV, Bayless, Jaggers and Phipps is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240. The principal business office of Dow and Roberts is 169 University Avenue, Palo Alto, California 94301.

                  (c)  Citizenship.
                       ------------

                  SR IV and SRB IV are each Delaware limited partnerships. Bayless, Dow, Jaggers, Phipps and Roberts are each U.S. citizens.

                  (d) Title of Class of Securities.
                      -----------------------------

                  This statement relates to shares of Common Stock, par value $.002 per share (the "Common Stock"), of the Issuer.

                  (e) CUSIP Number.
                      -------------

                  928241 10 8
ITEM 3.

                  This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.           OWNERSHIP.

                  (a)  Amount Beneficially Owned.
                       --------------------------

                           (i) SR IV, SRB IV and Roberts beneficially own no shares of Common Stock.

                           (ii) Bayless and Phipps beneficially own 49,180 shares of Common Stock.

                           (iii) Dow beneficially owns 63,181 shares of Common Stock.

                           (iv) Jaggers beneficially owns 33,889 shares of Common Stock.

                           (v) Roberts beneficially owns 2,267 shares of Common Stock.

                  (b) Percent of Class.(1)
                      -----------------

                           (i)      Each of SR IV and SRB IV - None

                           (ii)     Each of Bayless and Phipps - .3%

                           (iii)    Dow - .4%

                           (iv)     Jaggers - .2%

                           (v)      Roberts - less than .1%




----------------
    (1) According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.

                  (c) Power to vote or direct the vote and dispose or direct the disposition of securities.
                           ------------------------------------------------

                           (i)(a) Each of SR IV and SRB IV has sole power to vote or dispose or to direct the vote or disposition of no shares of Common Stock.

                              (b) Each of SR IV, SRB IV, Bayless, Jaggers, Phipps and Roberts has shared power to vote or dispose or to direct the vote or disposition of no shares of Common Stock.

                           (ii) Dow has shared power to vote or dispose or to direct the vote or disposition of 63,181 shares of Common Stock.

                           (iii) Bayless has sole power to vote or dispose or to direct the vote or disposition of 49,180 shares of Common Stock.

                           (iv) Dow has sole power to vote or dispose or to direct the vote or disposition of no shares of Common Stock.

                           (v) Jaggers has sole power to vote or dispose or to direct the vote or disposition of 33,889 shares of Common Stock.

                           (vi) Phipps has sole power to vote or dispose or to direct the vote or disposition of 49,180 shares of Common Stock.

                           (vii) Roberts has sole power to vote or dispose or to direct the vote or disposition of 2,267 shares of Common Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                        SIGNATURES/SIGNED IN COUNTERPART

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    SEVIN ROSEN FUND IV L.P.

                                    By: SRB Associates IV L.P.,
                                         General Partner


Dated:  February 14, 2000           By:   /s/ John V. Jaggers
                                       ---------------------------------------
                                            John V. Jaggers, a General Partner


                                    SRB ASSOCIATES IV L.P.


Dated:  February 14, 2000           By:   /s/ John V. Jaggers
                                        --------------------------------------
                                            John V. Jaggers, a General Partner


Dated:  February 14, 2000                 /s/ John V. Jaggers
                                        --------------------------------------
                                        Jon W. Bayless, by John V. Jaggers,
                                        Attorney-in-Fact


Dated:  February 14, 2000               /s/ John V. Jaggers
                                        --------------------------------------
                                        Stephen M. Dow, by John V. Jaggers,
                                        Attorney-in-Fact



Dated:  February 14, 2000               /s/ John V. Jaggers
                                        --------------------------------------
                                        John V. Jaggers


Dated:  February 14, 2000                /s/ John V. Jaggers
                                        --------------------------------------
                                        Charles H. Phipps, by John V. Jaggers,
                                        Attorney-in-Fact


Dated:  February 14, 2000                /s/ John V. Jaggers
                                        --------------------------------------
                                        Jennifer Gill Roberts,
                                        by John V. Jaggers, Attorney-in-Fact